PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
Heather Kos
+1 844-632-1060
IR@univarsolutions.com

Media Relations
Dwayne Roark
+1 331-777-6031
mediarelations@univarsolutions.com

Univar Solutions Reports Solid 2020 First Quarter Financial Results; Maintains Strong Balance Sheet and Liquidity

DOWNERS GROVE, Ill. – May 11, 2020 – Univar Solutions Inc. (NYSE: UNVR) ("Univar Solutions" or "the Company"), a global chemical and ingredient distributor and provider of value-added services, announced today its financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights
•Net income (loss) of $55.9 million compared to $(63.9) million in the prior year first quarter; Adjusted net income(1) of $52.3 million compared to $49.7 million in the prior year first quarter.
•Earnings (loss) per diluted share of $0.33 compared to $(0.43) per diluted share in the prior year first quarter. Adjusted earnings per diluted share(1) of $0.31 in the quarter decreased from $0.33 in the prior year first quarter.
•Adjusted EBITDA(1) increased 0.9 percent to $161.6 million with Adjusted EBITDA margin(1) of 7.3 percent.
•Net cash used in operating activities decreased to $78.2 million from $123.5 million in the first quarter last year.
•Liquidity as of March 31, 2020 was $834.8 million inclusive of $379.7 million in cash-on-hand and additional availability under committed, asset-based credit facilities.

"Our number one priority is always safety and the health and well-being of our employees. I’m extremely proud of how our organisation has been rapidly able to adapt to new ways of working. The strength of our supplier and customer relationships, operating infrastructure, and the ability of the sales force to react quickly and decisively, enabled us to execute well in a challenging market, supporting an increasing number of customers," said David Jukes, president and chief executive officer.
"I'm pleased with our performance this quarter and our strong liquidity position. We remain positive about the path we are on but will remain agile to adjust to changing demand patterns as the impact of COVID-19 continues to develop."
(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

Company Performance
Univar Solutions operating performance results are described below and, unless otherwise indicated, are a comparison of first quarter 2020 results with first quarter 2019 results.

	(Unaudited)
	Three months ended March 31,				% change
(in millions)	2020	2019	$ change	% change	excl. currency (1)

Segment External Sales (2)
USA	$1,357.5	$1,307.2	$50.3	3.8%	3.8%
EMEA	460.3	483.7	(23.4)	(4.8)%	(1.7)%
Canada	285.8	273.8	12.0	4.4%	5.5%
LATAM	107.6	95.3	12.3	12.9%	21.8%
Total Consolidated Net Sales	$2,211.2	$2,160.0	$51.2	2.4%	3.6%

Gross Profit (exclusive of depreciation) (3)(4)
USA	$331.4	$307.3	$24.1	7.8%	7.8%
EMEA	116.0	116.2	(0.2)	(0.2)%	3.0%
Canada	61.6	53.5	8.1	15.1%	16.4%
LATAM	23.6	19.4	4.2	21.6%	33.5%
Total Consolidated Gross Profit (exclusive of depreciation) (3)	$532.6	$496.4	$36.2	7.3%	8.6%

Total Consolidated Net Income (Loss)	$55.9	$(63.9)	$119.8	N/M	N/M

Adjusted EBITDA (3)
USA	$96.6	$97.1	$(0.5)	(0.5)%	(0.5)%
EMEA	40.3	42.1	(1.8)	(4.3)%	(1.0)%
Canada	27.3	21.7	5.6	25.8%	27.2%
LATAM	8.3	5.7	2.6	45.6%	59.6%
Other (5)	(10.9)	(6.5)	(4.4)	(67.7)%	(67.7)%
Total Consolidated Adjusted EBITDA(3)	$161.6	$160.1	$1.5	0.9%	2.6%

(1)Represents percentage change for the comparative periods using a constant currency. See “Use of non-GAAP Financial Measures”.
(2)Segment external sales represent sales to third party customers. Inter-segment sales are excluded from segment external sales.
(3)Non-GAAP financial measures. See “Use of non-GAAP Financial Measures” and related schedules attached hereto for reconciliation to the most comparable GAAP financial measure.
(4)Gross profit (exclusive of depreciation) is defined as segment net sales inclusive of inter-segment sales less cost of goods sold (exclusive of depreciation).
(5)Other represents unallocated corporate costs that do not directly benefit segments.

Consolidated Results
Univar Solutions reported net sales of $2.2 billion, up 3.6 percent compared to the prior year first quarter on a constant currency basis(1). Sales growth was driven by contribution from the Nexeo acquisition and higher demand for products in essential end markets(2). This was partially offset by lower demand in the global industrial end markets, a reduction in sales due to the Environmental Sciences divestiture and price deflation affecting certain products.

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.
(2)Essential end markets includes providing products and services that are essential for maintaining clean drinking water, waste water treatment, home, industrial and health care facility sanitization, and that are used in the manufacturing of food and pharmaceuticals.

Gross profit (exclusive of depreciation) of $532.6 million was up 8.6 percent on a constant currency basis and gross margin expanded by 110 basis points to 24.1 percent compared to the prior year first quarter, driven primarily by contribution from the Nexeo acquisition, improving sales force execution and favorable product and end market mix.
Univar Solutions reported net income of $55.9 million, or $0.33 per diluted share, compared to a net loss of $63.9 million, or $0.43 per diluted share, in the prior year first quarter. The increase was primarily due to lower acquisition and integration related expenses, the absence of the saccharin legal settlement, lower employee severance costs and the fair value adjustment on warrants assumed in connection with the February 2019 Nexeo acquisition, partially offset by lower tax benefits.
Adjusted earnings per diluted share(1) of $0.31 in the quarter decreased from $0.33 in the prior year first quarter. Lower interest expense was more than offset by higher depreciation and amortization and higher fully diluted share count resulting from the Nexeo acquisition.
Adjusted EBITDA of $161.6 million increased $1.5 million, or 0.9 percent, compared to the prior year first quarter, or an increase of 2.6 percent on a constant currency basis. The performance was primarily due to contribution from the Nexeo acquisition, including the realization of net synergies and product mix, in addition to prudent cost management. The increase was partially offset by price deflation affecting certain product margins, higher environmental remediation and higher expenses in the services businesses.
Net cash used in operating activities decreased to $78.2 million from $123.5 million in the first quarter last year, driven by higher net income, partially offset by changes in prepaid expenses and other current assets.
The leverage ratio(1) at March 31, 2020 was 3.7x compared to 3.9x in the prior year first quarter. The leverage ratio(1) increased from 3.3x at December 31, 2019, primarily due to seasonal reinvestment in net working capital, partially offset by improved working capital efficiency.

Segment Results
USA:
•USA external sales grew 3.8 percent during the quarter, primarily due to contribution from the Nexeo acquisition and higher demand for products in essential end markets, partially offset by a reduction in sales due to the Environmental Sciences divestiture, lower energy and industrial end market demand and price deflation affecting certain products.
•Gross profit (exclusive of depreciation) grew 7.8 percent and gross margin expanded 90 basis points of 24.4 percent, reflecting favorable changes in product mix and margin management efforts, partially offset by lower sales volumes due to weaker demand across most end markets. Adjusted EBITDA decreased 0.5 percent to $96.6 million.
•Adjusted EBITDA margin declined 30 basis points to 7.1 percent as higher gross margin was more than offset by higher warehousing, selling and administrative costs and outbound freight and handling expenses as a percentage of sales.

EMEA:
•EMEA external sales declined 4.8 percent, or 1.7 percent excluding the impact of currency, as higher demand for products in essential end markets was more than offset by lower demand in certain end markets.

(1)Non-GAAP financial measure. See “Use of non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measure and related explanations of ratios or percentages, as applicable.

•Gross profit (exclusive of depreciation) increased 3.0 percent on a constant currency basis and gross margin increased 120 basis points to 25.2 percent driven by favorable product mix and margin management initiatives. Adjusted EBITDA declined 1.0 percent on a constant currency basis and declined 4.3 percent to $40.3 million on a reported basis compared to the prior year quarter. Adjusted EBITDA margin increased 10 basis points to 8.8 percent.
•Adjusted EBITDA performance was lower as the positive impact of higher demand from products in essential end markets was more than offset by anticipated declines in pharmaceutical finished goods as well as higher warehousing, selling and administrative costs as a percentage of sales.

CANADA:
•Canada external sales increased 4.4 percent, or 5.5 percent excluding the impact of currency, primarily due to contribution from the Nexeo acquisition, higher demand for products in essential end markets and a more normal start to the agriculture season as compared to last year, partially offset by a reduction in sales due to lower demand in energy, the Environmental Sciences divestiture, and price deflation affecting certain products.
•Gross profit (exclusive of depreciation) grew 16.4 percent on a constant currency basis, while gross margin increased 210 basis points to 21.6 percent. Adjusted EBITDA grew 27.2 percent on a constant currency basis, and increased 25.8 percent to $27.3 million on a reported basis compared to prior year.
•Adjusted EBITDA margin increased 170 basis points to 9.6 percent. Adjusted EBITDA increased primarily due to solid performance in industrial chemicals and favorable product mix in agriculture along with growth in certain commodity chemicals.

LATAM:
•LATAM external sales of $107.6 million grew 21.8 percent, excluding the impact of currency, largely due to contribution from the Nexeo acquisition, higher demand for products in essential end markets and in the agriculture sector in Brazil.
•Gross profit (exclusive of depreciation) grew 33.5 percent on a constant currency basis and gross margin increased 150 basis points to 21.9 percent due to favorable change in product and end market mix.
•Adjusted EBITDA grew 59.6 percent on a constant currency basis, and increased 45.6 percent to $8.3 million on a reported basis. Adjusted EBITDA margin increased 170 basis points to 7.7 percent. Adjusted EBITDA increased primarily due to higher demand for products in essential end markets and the Brazilian agriculture sector.

2020 Actions & Outlook
As previously disclosed, the Company withdrew its full year Adjusted EBITDA guidance and plans to provide an update as appropriate once it has greater clarity regarding the implications of COVID-19 and the impacts on its business.
In anticipation of a continued challenging and uncertain economic environment, the Company has been actively managing its expense base and realizing cost reductions to maintain Univar Solutions' financial health while continuing to serve its suppliers and customers' needs. These include, but are not limited to the following:
•Salaried position eliminations;
•Elimination of merit-based salary increases for salaried employees for 2020;
•Suspension of all hiring for exempt and nonexempt positions, except for critical positions;
•Temporary furloughs to match changes in demand in certain locations; and
•Reduction in travel and other discretionary spending.

These savings represent in aggregate over $40 million in anticipated cost reductions for 2020, which are incremental to the net synergies expected from the Nexeo acquisition. The company is reducing its expected Nexeo net synergies in 2020 from $40 million to $35 million due to timing delays. However, Univar Solutions' target of achieving $120 million in annual net synergies by early 2022 remains unchanged.
In addition, the Company is lowering its anticipated capital expenditures to $95-$115 million from $120-130 million, while the Company continues to invest in key operating and digital growth projects. The Company will continue to monitor the impact of COVID-19 and may take additional cost reduction measures as needed.

Liquidity
The Company estimates its liquidity at the end of the second quarter will be approximately $750-$800 million in cash and available lines of credit and expects its total liquidity to increase by year-end. The Company has no significant debt maturities until 2024 and is in full compliance with its credit agreements.
The Company will continue to optimize its working capital efficiency, maintain financial flexibility and consider further reductions in capital expenditures to preserve cash flow to the extent required.

Univar Solutions to Host Webcast on May 11, 2020 at 9:00 a.m. ET
The Company will host a webcast with investors to discuss 2020 first quarter results at 9:00 a.m. ET on May 11, 2020, which can be accessed on the Investor Relations section of its website at http://investors.univarsolutions.com. After the live webcast, a replay of the webcast will be available on the same website.

Use of Non-GAAP Measures
In this press release, the Company’s financial results are provided both in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain non-GAAP financial measures. In particular, the Company presents the non-GAAP financial measures gross profit (exclusive of depreciation), gross margin defined as gross profit (exclusive of depreciation) divided by net sales on a consolidated level and by external sales on a segment level, Adjusted EBITDA, Adjusted EBITDA margin defined as Adjusted EBITDA divided by net sales on a consolidated level and by external sales on a segment level, Adjusted net income, Adjusted earnings per diluted share, Free cash flow, leverage ratio and constant currency. The non-GAAP financial measures are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help investors’ ability to analyze underlying trends in the Company’s business, evaluate its performance relative to other companies in its industry and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. Additionally, the Company uses Adjusted EBITDA in setting performance incentive targets to align management compensation with operational performance.
The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing information on a constant currency basis provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages by converting its financial results in local currency for a period using the average exchange rate for the prior period to which it is comparing. This calculation may differ from similarly-titled measures used by other companies.
The non-GAAP measures should not be considered a substitute for or superior to GAAP results and may vary from others in the industry. For further information related to the Company’s use of non-GAAP financial measures, and the reconciliations to the most directly comparable GAAP measures, see the schedules attached hereto.

About Univar Solutions
Univar Solutions (NYSE: UNVR) is a leading global specialty chemical and ingredient distributor representing a premier portfolio from the world's leading producers. With the industry's largest private transportation fleet and North American sales force, unparalleled logistics know-how, deep market and regulatory knowledge, world-class formulation and recipe development, and leading digital tools the company is well-positioned to offer tailored solutions and value-added services to a wide range of markets, industries, and applications. Univar Solutions is committed to helping customers and suppliers innovate and grow together. Learn more at www.univarsolutions.com.

Forward-Looking Statements
This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and outlook for the future, which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the impacts of the effects of COVID-19 on the Company, the Company's liquidity position, actions regarding expense control and cost reductions, expected net synergies from the Nexeo acquisition, capital expenditures and other statements regarding the Company's initiatives and expected future performance. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company's control. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions. A detailed discussion of these factors and uncertainties is contained in the Company's filings with the Securities and Exchange Commission. Potential factors that could affect such forward-looking statements include, among others: the ultimate geographic spread of the COVID-19 pandemic; the duration and severity of the COVID-19 pandemic; actions that may be taken by governmental authorities to address or otherwise mitigate the impact of the COVID-19 pandemic; the potential negative impacts of COVID-19 on the global economy and our customers and suppliers; the overall impact of the COVID-19 pandemic on our business, results of operations and financial condition; other fluctuations in general economic conditions, particularly in industrial production and the demands of our customers; significant changes in the business strategies of producers or in the operations of our customers; increased competitive pressures, including as a result of competitor consolidation; significant changes in the pricing, demand and availability of chemicals; our levels of indebtedness, the restrictions imposed by our debt instruments, and our ability to obtain additional financing when needed; the broad spectrum of laws and regulations that we are subject to, including extensive environmental, health and safety laws and regulations; an inability to integrate the business and systems of companies we acquire, including of Nexeo Solutions, Inc., or to realize the anticipated benefits of such acquisitions; potential business disruptions and security breaches, including cybersecurity incidents; an inability to generate sufficient working capital; increases in transportation and fuel costs and changes in our relationship with third party providers; accidents, safety failures, environmental damage, product quality and liability issues and recalls; major or systemic delivery failures involving our distribution network or the products we carry; operational risks for which we may not be adequately insured; ongoing litigation and other legal and regulatory risks; challenges associated with international operations; exposure to interest rate and currency fluctuations; potential impairment of goodwill; liabilities associated with acquisitions, ventures and strategic investments; negative developments affecting our pension plans and multi-employer pensions; labor disruptions associated with the unionized portion of our workforce; and the other factors described in the Company's filings with the Securities and Exchange Commission. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek, "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
###

Univar Solutions Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(in millions, except per share data)	2020	2019
Net sales	$2,211.2	$2,160.0
Cost of goods sold (exclusive of depreciation)	1,678.6	1,663.6
Operating expenses:
Outbound freight and handling	91.5	82.9
Warehousing, selling and administrative	279.5	253.4
Other operating expenses, net	4.1	164.8
Depreciation	41.7	33.2
Amortization	15.8	14.4
Total operating expenses	$432.6	$548.7
Operating income (loss)	$100.0	$(52.3)
Other (expense) income:
Interest income	1.0	0.6
Interest expense	(29.1)	(34.8)
Loss on sale of business	(8.6)	—
Loss on extinguishment of debt	(1.8)	(0.7)
Other expense, net	(5.9)	(6.1)
Total other expense	$(44.4)	$(41.0)
Income (loss) before income taxes	55.6	(93.3)
Income tax benefit from continuing operations	(0.3)	(23.3)
Net income (loss) from continuing operations	$55.9	$(70.0)
Net income from discontinued operations	$—	$6.1
Net income (loss)	$55.9	$(63.9)

Income (loss) per common share:
Basic from continuing operations	$0.33	$(0.47)
Basic from discontinued operations	—	0.04
Basic income (loss) per common share	$0.33	$(0.43)
Diluted from continuing operations	$0.33	$(0.47)
Diluted from discontinued operations	—	0.04
Diluted income (loss) per common share	$0.33	$(0.43)

Weighted average common shares outstanding:
Basic	168.8	149.2
Diluted	169.7	149.2

Univar Solutions Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except per share data)	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$379.7	$330.3
Trade accounts receivable, net of allowance for doubtful accounts of $17.4 and $12.9 at March 31, 2020 and December 31, 2019, respectively.	1,383.8	1,160.1
Inventories	817.2	796.0
Prepaid expenses and other current assets	206.6	167.2
Total current assets	$2,787.3	$2,453.6
Property, plant and equipment, net	1,120.7	1,152.4
Goodwill	2,249.0	2,280.8
Intangible assets, net	301.7	320.2
Deferred tax assets	19.2	21.3
Other assets	261.1	266.5
Total assets	$6,739.0	$6,494.8
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$1.1	$0.7
Trade accounts payable	1,027.2	895.0
Current portion of long-term debt	26.9	25.0
Accrued compensation	95.9	103.6
Other accrued expenses	439.8	425.1
Total current liabilities	$1,590.9	$1,449.4
Long-term debt	2,860.8	2,688.8
Pension and other postretirement benefit liabilities	286.6	295.6
Deferred tax liabilities	53.4	56.3
Other long-term liabilities	263.7	271.9
Total liabilities	$5,055.4	$4,762.0
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding as of March 31, 2020 and December 31, 2019	$—	$—
Common stock, 2.0 billion shares authorized at $0.01 par value with 168.9 million and 168.7 million shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	1.7	1.7
Additional paid-in capital	2,974.0	2,968.9
Accumulated deficit	(802.6)	(858.5)
Accumulated other comprehensive loss	(489.5)	(379.3)
Total stockholders’ equity	$1,683.6	$1,732.8
Total liabilities and stockholders’ equity	$6,739.0	$6,494.8

Univar Solutions Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
(in millions)	2020	2019
Operating activities:
Net income (loss)	$55.9	$(63.9)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation and amortization	57.5	47.6
Amortization of deferred financing fees and debt discount	1.6	1.8
Loss on sale of business	8.6	—
(Gain) loss on sale of property, plant and equipment	(5.3)	0.1
Loss on extinguishment of debt	1.8	0.7
Deferred income taxes	(3.5)	(28.2)
Stock-based compensation expense	5.7	6.0
Other	—	0.4
Changes in operating assets and liabilities:
Trade accounts receivable, net	(259.4)	(86.6)
Inventories	(50.5)	(42.9)
Prepaid expenses and other current assets	(58.3)	(4.2)
Trade accounts payable	165.3	37.3
Pensions and other postretirement benefit liabilities	(5.3)	(3.3)
Other, net	7.7	11.7
Net cash used by operating activities	$(78.2)	$(123.5)
Investing activities:
Purchases of property, plant and equipment	$(24.1)	$(16.5)
Purchases of businesses, net of cash acquired	—	(1,165.5)
Proceeds from sale of property, plant, and equipment	7.6	0.7
(Payments)/proceeds from sale of business	(8.2)	650.0
Other	(6.2)	(1.3)
Net cash used by investing activities	$(30.9)	$(532.6)
Financing activities:
Proceeds from issuance of long-term debt	$—	$947.0
Payments on long-term debt and finance lease obligations	(180.6)	(4.6)
Net proceeds under revolving credit facilities	345.9	394.4
Short-term financing, net	6.3	(4.3)
Taxes paid related to net share settlements of stock-based compensation awards	(1.3)	(2.0)
Stock option exercises	0.7	—
Net cash provided by financing activities	$171.0	$1,330.5
Effect of exchange rate changes on cash and cash equivalents	$(12.5)	$(8.0)
Net increase in cash and cash equivalents	49.4	666.4
Cash and cash equivalents at beginning of period	330.3	121.6
Cash and cash equivalents at end of period	$379.7	$788.0

Schedule A
Univar Solutions Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income and
Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Three months ended March 31,
	2020		2019
(in millions, except per share data)	Amount	per share (1)	Amount	per share (1)
Net income (loss) and diluted EPS	$55.9	$0.33	$(63.9)	$(0.43)
Net income from discontinued operations	—	—	(6.1)	(0.04)
Exchange loss (gain) (2)	0.6	—	(4.5)	(0.03)
Derivative loss (2)	6.8	0.04	9.7	0.06
Loss on sale of business, property, plant and equipment (2)	3.3	0.02	0.1	—
Restructuring, employee severance and other facility closure costs (2)	9.9	0.06	13.0	0.09
Loss on extinguishment of debt and debt refinancing costs (2)	1.9	0.01	0.7	—
Acquisition and integration related costs (2)	17.5	0.10	77.1	0.51
Saccharin legal settlement (2)	—	—	62.5	0.42
Fair value adjustment for warrants (2)	(26.3)	(0.15)	(4.4)	(0.03)
Other (2)(3)	3.2	0.02	12.0	0.09
Income tax benefit related to reconciling items (4)	(11.5)	(0.07)	(36.3)	(0.24)
Other discrete tax items (5)	(9.0)	(0.05)	(10.2)	(0.07)
Adjusted net income and diluted EPS	$52.3	$0.31	$49.7	$0.33

GAAP diluted common shares outstanding (1)	169.7		149.2
Effect of dilutive securities: stock compensation plans	—		0.8
Adjusted diluted common shares outstanding (1)	169.7		150.0

(1)Diluted and adjusted diluted earnings per share is calculated using net income (loss) or adjusted net income available to common shareholders divided by diluted and adjusted diluted weighted average shares outstanding during each period, respectively, which includes unvested restricted shares. Diluted earnings per share considers the impact of potential dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. Adjusted earnings per diluted share is based on the GAAP dilutive share count, except where adjustments to GAAP net loss result in an adjusted net income position.
(2)Reconciling items represent items disclosed on Schedule D included in this document, excluding stock-based compensation and non-operating retirement benefits.
(3)Immaterial differences may exist in the calculation of per share amounts due to rounding.
(4)Tax on reconciling items is calculated as the difference between the tax provisions on US GAAP pre-tax earnings and Adjusted pre-tax earnings utilizing the appropriate tax rates and laws of each jurisdiction.
(5)Discrete tax items primarily relate to tax law changes recognized in the current quarter and the Nexeo Plastics sale in the prior year.

Schedule B
Univar Solutions Inc.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(Unaudited)

(in millions)	Q2'18	Q3'18	Q4'18	Q1'19	Q2'19	Q3'19	Q4'19	Q1'20	LTM(2) Q1'19	LTM(2) Q4'19	LTM(2) Q1'20
Net income (loss)	$56.1	$49.6	$1.2	$(63.9)	$16.3	$2.5	$(55.1)	$55.9	$43.0	$(100.2)	$19.6
Net (income) loss from discontinued operations	—	—	—	(6.1)	0.7	—	—	—	(6.1)	(5.4)	0.7
Depreciation	30.9	31.5	31.4	33.2	39.7	41.6	40.5	41.7	127.0	155.0	163.5
Amortization	13.8	13.5	13.6	14.4	18.6	12.1	14.6	15.8	55.3	59.7	61.1
Interest expense, net	32.0	32.2	33.3	34.2	37.9	36.8	30.6	28.1	131.7	139.5	133.4
Income tax expense (benefit)	27.2	20.3	(7.8)	(23.3)	18.5	43.2	66.1	(0.3)	16.4	104.5	127.5
EBITDA	160.0	147.1	71.7	(11.5)	131.7	136.2	96.7	141.2	367.3	353.1	505.8
Other operating expenses, net (1)	11.0	12.4	36.5	164.8	63.8	30.2	39.4	4.1	224.7	298.2	137.5
Other expense (income), net (1)	2.1	(2.5)	35.7	6.1	5.6	5.5	53.3	5.9	41.4	70.5	70.3
Impairment charges	—	—	—	—	—	7.0	—	—	—	7.0	7.0
(Gain)/loss on sale of business	—	—	—	—	—	—	(41.4)	8.6	—	(41.4)	(32.8)
Loss on extinguishment of debt	—	—	0.1	0.7	—	—	19.1	1.8	0.8	19.8	20.9
Brazil VAT recovery	—	—	—	—	—	—	(8.3)	—	—	(8.3)	(8.3)
Inventory step-up adjustment	—	—	—	—	—	5.3	—	—	—	5.3	5.3
Adjusted EBITDA	$173.1	$157.0	$144.0	$160.1	$201.1	$184.2	$158.8	$161.6	$634.2	$704.2	$705.7

(1)Refer to Schedule D for more information for the three months ended March 31, 2020 and 2019.
(2)Last Twelve Month (LTM) Adjusted EBITDA is used in the calculation of the Company's leverage ratio. LTM Adjusted EBITDA in the leverage ratio calculation as shown in Schedule E differs from this Schedule as the leverage ratio calculation includes adjustments for acquisitions and divestitures and excludes the impact of synergies not yet realized. Refer to Schedule E for more information.

Schedule C
Univar Solutions Inc.
Gross Profit (exclusive of depreciation)
(Unaudited)

(in millions)	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
	Three Months Ended March 31, 2020
External customers	$1,357.5	$460.3	$285.8	$107.6	$—	$2,211.2
Inter-segment	25.7	0.8	0.8	—	(27.3)	—
Total net sales	$1,383.2	$461.1	$286.6	$107.6	$(27.3)	$2,211.2
Cost of goods sold (exclusive of depreciation)	$1,051.8	$345.1	$225.0	$84.0	$(27.3)	$1,678.6
Outbound freight and handling	63.1	15.5	10.5	2.4	—	91.5
Warehousing, selling and administrative	171.7	60.2	23.8	12.9	10.9	279.5
Adjusted EBITDA	$96.6	$40.3	$27.3	$8.3	$(10.9)	$161.6

(in millions)	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
	Three months ended March 31, 2020
Net sales	$1,383.2	$461.1	$286.6	$107.6	$(27.3)	$2,211.2
Cost of goods sold (exclusive of depreciation)	1,051.8	345.1	225.0	84.0	(27.3)	1,678.6
Gross profit (exclusive of depreciation)	$331.4	$116.0	$61.6	$23.6	$—	$532.6

(in millions)	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
	Three Months Ended March 31, 2019
External customers	$1,307.2	$483.7	$273.8	$95.3	$—	$2,160.0
Inter-segment	24.9	1.0	1.1	—	(27.0)	—
Total net sales	$1,332.1	$484.7	$274.9	$95.3	$(27.0)	$2,160.0
Cost of goods sold (exclusive of depreciation)	$1,024.8	$368.5	$221.4	$75.9	$(27.0)	$1,663.6
Outbound freight and handling	55.6	15.6	9.7	2.0	—	82.9
Warehousing, selling and administrative	154.6	58.5	22.1	11.7	6.5	253.4
Adjusted EBITDA	$97.1	$42.1	$21.7	$5.7	$(6.5)	$160.1

(in millions)	USA	EMEA	Canada	LATAM	Other/ Eliminations (1)	Consolidated
	Three months ended March 31, 2019
Net sales	$1,332.1	$484.7	$274.9	$95.3	$(27.0)	$2,160.0
Cost of goods sold (exclusive of depreciation)	1,024.8	368.5	221.4	75.9	(27.0)	1,663.6
Gross profit (exclusive of depreciation)	$307.3	$116.2	$53.5	$19.4	$—	$496.4

(1)Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

Schedule D
Univar Solutions Inc.
Detail of Other operating expenses, net and
Other expense, net
(Unaudited)

Other operating expenses, net
	Three months ended March 31,
(in millions)	2020	2019
Acquisition and integration related expenses	$17.5	$77.1
Stock-based compensation expense	5.7	6.0
Restructuring charges	2.5	0.1
Other employee severance costs	5.5	12.9
Other facility closure costs	1.9	—
Saccharin legal settlement	—	62.5
Fair value adjustment for warrants	(26.3)	(4.4)
(Gain) loss on sale of property, plant and equipment	(5.3)	0.1
Other	2.6	10.5
Total other operating expenses, net	$4.1	$164.8

Other expense, net
	Three months ended March 31,
(in millions)	2020	2019
Foreign currency transactions	$(0.8)	$(0.7)
Foreign currency denominated loans revaluation	0.2	5.2
Undesignated foreign currency derivative instruments	(2.0)	(9.9)
Undesignated swap contracts	(4.8)	0.2
Non-operating retirement benefits	2.2	0.6
Debt refinancing costs	(0.1)	—
Other	(0.6)	(1.5)
Total other expense, net	$(5.9)	$(6.1)

Schedule E
Univar Solutions Inc.
Reconciliation of GAAP Debt to Net Debt
(Unaudited)

	March 31,				December 31,
(in millions)	2020		2019		2019
Total short-term and long-term debt	$2,887.7		$3,721.2		$2,713.8
Add: Short-term financing	1.1		4.3		0.7
Less: Cash and cash equivalents	(379.7)		(788.0)		(330.3)
Total net debt	$2,509.1		$2,937.5		$2,384.2

LTM Adjusted EBITDA (1)(2)	$685.7		$750.6		$725.4

Leverage ratio (Total net debt/LTM Adjusted EBITDA)	3.7	x	3.9	x	3.3	x

(1)LTM Adjusted EBITDA, as defined by the Company's credit agreements, includes adjustments for acquisitions and divestitures and excludes the impact of synergies not yet realized. The March 31, 2020 LTM Adjusted EBITDA excludes nine months of Adjusted EBITDA of $20 million related to the Environmental Sciences business divestiture on December 31, 2019. For March 31, 2019 and December 31, 2019, LTM Adjusted EBITDA includes eleven and two months of Nexeo Chemicals Adjusted EBITDA, respectively, based on the 2018 full year estimate of $127 million for the periods prior to the acquisition on February 28, 2019.
(2)Refer to Schedule B for more information on LTM Adjusted EBITDA before the adjustments discussed in the note above.